Exhibit 99.1

MARCH 2, 2011

SAUER-DANFOSS INC. REPORTS FOURTH QUARTER 2010 RESULTS

•                  Earnings Exceed Expectations

•                  Sales Increase by 56%

•                  Strong Cash Flow and Significant Debt Reduction

•                  Outlook Strong for 2011

AMES, Iowa, USA, March 2, 2011 — Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the fourth quarter ended December 31, 2010.

Fourth Quarter Review

Net sales for the quarter increased 54 percent to $428.9 million, compared to net sales of $278.9 million for the fourth quarter of 2009.  Excluding the impact of changes in currency translation rates, sales in the fourth quarter increased 56 percent over the same quarter last year.  Sales for the fourth quarter increased 53 percent in the Americas, 42 percent in Europe, and 100 percent in the Asia-Pacific region, excluding the impact of changes in currency translation rates.  Sales increased 71 percent in the Propel segment, 49 percent in the Work Function segment, and 33 percent in the Controls segment, excluding the impact of changes in currency translation rates.

The Company reported net income of $126.0 million, or $2.60 per share, for the fourth quarter of 2010, compared to a net loss of $74.7 million, or $1.55 per share, for the fourth quarter of 2009.  Fourth quarter 2010 results include restructuring costs of $2.8 million, or $0.06 per share.  In addition, fourth quarter 2010 results were favorably impacted by $82.8 million, or $1.71 per share, relating to the net reversal of deferred tax asset valuation allowances.   Results for fourth quarter 2009 were negatively impacted by restructuring and severance costs of $18.0 million, or $0.35 per share, and by a charge of $18.2 million, or $0.38 per share, to establish non-cash deferred tax asset valuation allowances relating to operating losses which could not be tax benefited.  In addition, fourth quarter 2009 results were negatively impacted by unusually high costs of certain product field recall activities, primarily related to the Propel segment, of $9.3 million, or $0.19 per share.

Sven Ruder, President and Chief Executive Officer, commented, “We are pleased with our fourth quarter results, which clearly exceeded our expectations.  Our year-over-year growth in sales continues to exceed 50 percent, as it has the past two quarters.  We believe the mobile equipment market is still catching up to pre-crisis levels, which is driving much of this exceptional growth.  While we are projecting continued strong growth, it will not be at these high levels.  We are also pleased with the Company’s operational performance that shows operating margins exceeding 15 percent, also for the third quarter in a row.  Our restructuring and reorganization have allowed us to deliver new higher levels of return to the shareholders.  We are transitioning from responding to the downturn to feeding our very sizable growth opportunities and will do so in a controlled and disciplined manner.”

Continued Strong Orders and Backlog

The Company received new orders of $577.7 million for the fourth quarter of 2010, an 81 percent increase compared to fourth quarter 2009 orders of $319.4 million.

Total backlog at December 31, 2010, was $814.2 million, a 60 percent increase compared to the same period last year of $509.5 million.  Excluding the impact of changes in currency translation rates, backlog increased 63 percent.

Twelve Month Review

The Company reported net sales for the twelve months ended December 31, 2010, of $1,640.6 million, compared to net sales of $1,159.0 million for the twelve months of 2009.  Net sales for the twelve months of 2010 increased 42 percent over the prior year period, excluding the impact of changes in currency translation rates.

Net income for the full year 2010 was $213.4 million, or $4.40 per share, compared to a net loss of $345.8 million, or $7.15 per share, for the same period last year.  Results for the twelve months of 2010 include restructuring costs of

$10.8 million, or $0.23 per share.  In addition, 2010 results were favorably impacted by $101.6 million, or $2.10 per share, relating to the net reversal of deferred tax asset valuation allowances.  Results for the twelve months of 2009 include restructuring costs of $60.0 million, or $1.19 per share, product field recall activities of $15.5 million, or $0.31 per share, valuation allowances on deferred tax assets of $126.9 million, or $2.63 per share, and a non-cash charge related to goodwill impairment of $50.8 million, or $1.05 per share.

Strong Cash Flow and Debt Reduction

Cash flow from operations for full year 2010 was $269.3 million, compared to $86.8 million for 2009. Capital expenditures for full year 2010 were $26.2 million compared to $43.0 million for the same period last year.  The Company reduced its debt, net of cash, by $257.0 million, from $494.4 million on December 31, 2009, to $237.4 million at the close of 2010.  The debt to total capital ratio, or leverage ratio, was 43 percent at December 31, 2010, compared to 78 percent at December 31, 2009.

“One clear goal we set ourselves at the outset of 2010 was to strengthen our balance sheet and reduce debt.  As we progressed through the year we met our goals in controlling capital expenditures and reducing working capital, along with improving our operating performance.  This has led to a significant reduction in our debt levels and improvement in our leverage ratio.  I am very proud of all of our employees who worked very hard throughout the year to meet this challenge,” stated Ruder.

2011 Outlook

Ruder concluded, “As we move into 2011 we see a very different environment when compared to a year ago.  Our backlogs have increased significantly from last year in all three regions, in total up 63 percent.  This gives us confidence that we will continue to see strong sales growth, though not at the same growth levels as last year.  As I mentioned earlier, we are increasing our spending and investing for future growth, but we are doing so in a controlled and disciplined way.

Unless we experience unexpected softening in our markets, we expect our operating margins for the full year to end up in the 14 to 16 percent range.”

The outlook for 2011 is as follows:

•            Annual sales increasing 10 to 20 percent from 2010 levels

•            Expected earnings in the range of $3.00 to $4.00 per share

•            Capital expenditures of approximately $50.0 to $60.0 million

Webcast Information

Members of Sauer-Danfoss’ management team will host a webcast on March 3 at 10 AM Eastern Time to discuss 2010 fourth quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company’s website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through March 17, 2011.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components for use primarily in applications of mobile equipment.  Sauer-Danfoss, with 2010 revenues of approximately $1.6 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,”

“estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors.  Readers should bear in mind that past experience is never a perfect guide to anticipating actual future results.  Risk factors affecting the Company’s forward-looking statements include, but are not limited to, the following: general, worldwide economic conditions, including the relative strength or weakness of the commercial and public-sector construction markets, the level of interest rates, crude oil prices; commercial and consumer confidence, and currency exchange rates; specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; the effectiveness of the Company’s cost-reduction and productivity improvement efforts; the success of the Company’s transition from managing in an environment of shrinking sales to one of sales growth; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; the ability and willingness of Danfoss A/S, the Company’s majority stockholder, to lend money to the Company at sufficient levels and on terms favorable enough to enable the Company to meet its capital needs; the Company’s ability to access the capital markets or traditional credit sources to supplement or replace the Company’s borrowings from Danfoss A/S if the need should arise; the Company’s ability over time to reduce the relative level of debt compared to equity on its balance sheet; claims, including, without limitation, warranty claims, field recall claims, product liability claims, charges or dispute resolutions; the ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment, especially in light of the persistence of tight credit markets; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; credit market disruptions and significant changes in capital market liquidity and funding costs affecting the Company and its customers; sovereign debt crises, in Europe or elsewhere, and the reaction of other nations to such crises; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate; actions by the U.S. Federal Reserve Board and the central banks of other nations; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by rating agencies; changes in accounting standards; worldwide political stability, including developments in the Middle East; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that this list of cautionary statements and risk factors is not exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements to reflect future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	+1-515-239-6364
Vice President and	2800 East 13th Street	Fax:	+1-515-956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-990-560
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
(Dollars in thousands	December 31,	December 31,	December 31,	December 31,
except per share data)	2010	2009	2010	2009
Net sales	428,938	278,851	1,640,583	1,159,031
Cost of sales	294,377	254,673	1,142,455	1,031,078
Gross profit	134,561	24,178	498,128	127,953
Research and development	14,001	15,550	51,575	61,418
Selling, general and administrative	49,565	54,697	195,494	209,713
Loss on sale of business and asset disposals	3,847	4,622	7,632	16,351
Impairment charges	—	—	—	50,841
Total operating expenses	67,413	74,869	254,701	338,323
Income (loss) from operations	67,148	(50,691)	243,427	(210,370)
Nonoperating income (expense):
Interest expense, net	(6,445)	(15,391)	(49,446)	(48,396)
Loss on early retirement of debt	—	(5,133)	(2,421)	(15,838)
Other, net	1,819	1,686	3,525	3,369
Income (loss) before income taxes	62,522	(69,529)	195,085	(271,235)
Income tax benefit (expense)	70,345	(1,849)	51,183	(61,019)
Net income (loss)	132,867	(71,378)	246,268	(332,254)
Net income attributable to noncontrolling interest, net of tax	(6,847)	(3,355)	(32,869)	(13,512)
Net income (loss) attributable to Sauer-Danfoss Inc.	126,020	(74,733)	213,399	(345,766)
Net income (loss) per share:
Basic net income (loss) per common share	2.60	(1.55)	4.41	(7.15)
Diluted net income (loss) per common share	2.60	(1.55)	4.40	(7.15)
Weighted average shares outstanding (in thousands):
Basic	48,395	48,350	48,383	48,338
Diluted	48,479	48,350	48,470	48,338

BUSINESS SEGMENT INFORMATION (1)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2010	2009	2010	2009
Net sales
Propel	241,211	141,182	906,557	613,433
Work Function	96,702	67,541	374,145	274,654
Controls	91,025	70,128	359,881	270,944
Total	428,938	278,851	1,640,583	1,159,031
Segment Income (Loss)
Propel	59,698	(10,369)	205,816	(24)
Work Function	5,703	(22,536)	27,098	(81,932)
Controls	9,801	(10,022)	45,716	(101,107)
Global Services and Other Expenses, net	(6,235)	(6,078)	(31,678)	(23,938)
Total	68,967	(49,005)	246,952	(207,001)
Interest expense, net	(6,445)	(15,391)	(49,446)	(48,396)
Loss on early retirement of debt	—	(5,133)	(2,421)	(15,838)
Income (loss) before income taxes	62,522	(69,529)	195,085	(271,235)

(1)  Commencing with the Company’s Form 10-K for the year ended December 31, 2010, which has not been filed as of the date of this release, the Company will begin reporting an additional reportable segment, Stand-Alone Businesses.  This change will better align the Company’s segment reporting with recent changes in its internal organizational structure.  The new Stand-Alone Businesses segment will include products from the Propel, Work Function, and Controls segments that are marketed under separate brand names by subsidiaries operated as independent businesses.  To maintain consistency with prior periods, the segment information reported in this release does not reflect the Company’s new method of reporting segment results.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,	December 31,
(Dollars in thousands)	2010	2009
Cash flows from operating activities:
Net income (loss)	246,268	(332,254)
Depreciation and amortization	97,336	117,130
Impairment charges	—	50,841
Net change in receivables, inventories, and payables	(14,693)	190,623
Other, net	(59,582)	60,504
Net cash provided by operating activities	269,329	86,844
Cash flows from investing activities:
Purchases of property, plant and equipment	(26,218)	(42,972)
Proceeds from sale of property, plant and equipment	4,604	4,507
Proceeds from sale of businesses	—	744
Repayments from (advances to) noncontrolling interest partners	3,578	(4,500)
Net cash used in investing activities	(18,036)	(42,221)
Cash flows from financing activities:
Net borrowings (repayments) on notes payable and debt facilities	(232,859)	22,342
Payments for debt financing costs	(4,185)	(10,575)
Payment of prepayment penalty	(1,674)	(8,064)
Settlement of interest rate swaps	—	(2,000)
Cash dividends	—	(8,689)
Capital contribution, net	13,154	—
Distribution to noncontrolling interest partners	(23,676)	(17,694)
Net cash used in financing activities	(249,240)	(24,680)
Effect of exchange rate changes	3,196	(4,298)
Net increase in cash and cash equivalents	5,249	15,645
Cash and cash equivalents at beginning of year	38,790	23,145
Cash and cash equivalents at end of year	44,039	38,790

Free cash flow (1)	234,912	6,290

(1) Free cash flow is calculated by summing net cash provided by operating activities, net cash used in investing activities, and net cash used in financing activities, excluding net borrowings (repayments) on notes payable and debt facilities and cash dividends.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars in thousands)	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	44,039	38,790
Accounts receivable, net	213,896	155,968
Inventories	200,993	177,574
Other current assets	88,166	65,553
Total current assets	547,094	437,885
Property, plant and equipment, net	408,097	513,487
Other assets	173,013	116,945
Total assets	1,128,204	1,068,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	27,700	54,069
Long-term debt due within one year	51,187	142,007
Accounts payable	177,505	101,719
Other accrued liabilities	133,189	117,195
Total current liabilities	389,581	414,990
Long-term debt	202,599	337,089
Long-term pension liability	70,083	72,400
Deferred income taxes	28,651	33,708
Other liabilities	68,153	55,536
Noncontrolling interest	75,010	62,660
Stockholders’ equity of Sauer-Danfoss Inc.	294,127	91,934
Total liabilities and stockholders’ equity	1,128,204	1,068,317

Debt to total capital ratio (1)	43%	78%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, noncontrolling interest, and stockholders’ equity.